Exhibit 3.15

SIXTH AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

CIFC CAPITAL HOLDCO LLC

This Sixth Amended and Restated Limited Liability Company Agreement, dated as of August 7, 2015 (this “Agreement”), of CIFC Capital Holdco LLC (the “Company”) is entered into by CIFC Corp., a Delaware corporation, as the sole member of the Company (the “Member”).

WHEREAS, this Agreement amends and restates in its entirety the Fifth Amended and Restated Limited Liability Company Agreement, dated as of May 12, 2014 of the Company; and

WHEREAS, the Member desires to enter into this Agreement on the terms and conditions herein set forth.

NOW, THEREFORE, in consideration of the promises and covenants contained herein, the Member agrees as follows:

1.             Name. The name of the Company is CIFC Capital Holdco LLC.

2.             Formation of the Company. The Company was formed as a Delaware limited liability company pursuant to a Certificate of Formation filed with the Secretary of State of Delaware on December 14, 2004 under the name Deerfield Triarc Capital LLC. The term of the Company shall continue until the Company is terminated in accordance with the provisions of this Agreement.

3.             Purpose. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful business, purpose or activity for which limited liability companies may be formed under the Delaware Limited Liability Company Act (the “Act”) and engaging in any and all activities necessary or incidental to the foregoing.

4.             Principal Place of Business. The location of the principal place of business of the Company shall be 250 Park Avenue, 4th Floor, New York, New York 10177, or such other location as may be determined by the Member.

5.             Registered Office and Agent. The registered office of the Company shall be Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware, 19908. The name of the registered agent of the Company at such address is Corporation Service Company.

6.             Member. The name and mailing address of the Member is as follows:

Name	Mailing Address

CIFC Corp.	250 Park Avenue, 4th Floor
New York, NY 10177
Attention: General Counsel’s Office

7.             Management. The business and affairs of the Company shall be managed by, and under the direction of, the Member. The Member shall have the authority to exercise all powers necessary and convenient for the purposes of the Company in the name and on behalf of the Company and shall be authorized in the name and on behalf of the Company to approve, execute and deliver any and all agreements, instruments, certificates or other documents. Without limiting the foregoing grant of authority, the Member shall accomplish all filing, recording, publishing and other acts necessary or appropriate for compliance with all requirements for operation of the Company as a limited liability company under this Agreement and the Act and under all other laws of the State of Delaware and such other jurisdictions in which the Company determines that it may conduct business.

8.             Officers.

(a)           The Member may, but shall have no obligation to, elect one or more officers to supervise operations of the Company on a day-to-day basis. The Member shall determine the powers, duties and salaries of such officers and the other relevant terms and conditions regarding such offices. Any number of offices may be held by the same person. As of the date hereof, the officers of the Company shall be the persons listed below:

Name	Office

Steve Vaccaro	Co-President and Chief Investment Officer
Oliver Wriedt	Co-President Head of Capital Markets & Distribution
Julian Weldon	General Counsel, Secretary, Chief Compliance Officer & Head of Corporate Strategy
Rahul N. Agarwal	Chief Financial Officer

(b)           Each officer shall hold office until a successor has been selected and qualified or until his or her earlier death, incapacity, resignation, or removal. Any officer may resign at any time upon written notice to the Company. The resignation shall be effective upon receipt thereof by the Company or at such subsequent time as may be specified in the notice of resignation.

(c)           The Member may from time to time elect such other officers and appoint such committees, employees, or other agents as the business of the Company may require, each of whom shall hold office for such period, have such authority, and perform such duties as are provided in this Agreement, or as the Member may from time to time determine

(d)           Any officer or agent of the Company may be removed by the Member with or without cause. The removal shall be without prejudice to the contract rights, if any, of any person so removed. Election or appointment of an officer or agent shall not of itself create contract rights.

(e)           A vacancy in any office because of death, incapacity, resignation, removal, disqualification, or any other cause, may be filled by the Member.

9.             Capital Contributions. The Member may make such contributions from time to time to the Company as the Member may from time to time determine or as may be required by the Act.

10.          Maintenance of Capital Accounts. A capital account shall be established and maintained in the Company’s books for the Member.

11.          Allocation of Profits and Losses. All of the profits and losses of the Company shall be allocated to the Member.

12.          Allocation and Making of Distributions. All distributions of cash or other assets of the Company shall be allocated to the Member. Subject to any applicable requirements of the Act, distributions shall be made to the Member at the times and in the aggregate amounts determined by the Member.

13.          Transfers of Interests.

(a)           The Member may sell, transfer, assign, exchange, mortgage, pledge, grant a security interest in, or otherwise dispose of or encumber all or any part of its interest in the Company (including, without limitation, the right to receive distributions and allocations of profits and losses) as it may determine in its sole discretion.

(b)           In the event of any transfer of all or any part of an interest in the Company in accordance with Section 13(a), the transferee shall be deemed, and shall be admitted as, a substitute Member upon the transferee’s execution and delivery to the Company of a counterpart of this Agreement, evidencing the transferee’s agreement to be bound by all of the terms and conditions of this Agreement. Any such transferee may be admitted to the Company as a Member and may receive interest in the Company without making a contribution or being obligated to make a contribution to the Company.

14.          Admission of Additional Members. The Member may admit additional persons as members in the Company on such terms and conditions as the Member may determine.

15.          Liability of Members. The members of the Company shall not have any liability for the obligations or liabilities of the Company except to the extent provided in the Act.

16.          Exculpation and Indemnification.

(a)           Notwithstanding any other term of this Agreement, whether express or implied, or obligation or duty at law or in equity, neither the Member nor (if any) any of its officers, directors, partners, employees, representatives or agents nor any director, officer, employee, representative or agent of the Company or any of its affiliates (individually, a “Covered Person” and collectively, the “Covered Persons”) shall be liable to the Company or any member thereof for any act or omission taken or omitted in good faith by a Covered Person and in the reasonable belief that such act or omission is in or is not contrary to the best interests of the Company and is within the scope of authority granted to such Covered Person; provided that such act or omission does not constitute fraud, willful misconduct, bad faith or gross negligence.

(b)           To the fullest extent permitted by the Act, the Company shall indemnify and hold harmless each Covered Person from and against any and all losses, claims, demands, liabilities, expenses, judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which the Covered Person may be involved, or threatened to be involved, as a party or otherwise, by reason of the Covered Person’s management of the affairs of the Company or which relates to or arises out of the Company, its property, business or affairs. A Covered Person shall not be entitled to indemnification under this Section 16 with respect to any claim, issue or matter in which it has engaged in fraud, willful misconduct, bad faith or gross negligence. To the fullest extent permitted by the Act, expenses (including legal fees) incurred by a Covered Person in defending any such claim; demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be determined that the Covered Person is not entitled to be indemnified as authorized in this Section 16.

17.          Books and Records; Fiscal Year. Proper and complete records and books of account shall be kept by the Company in which shall be entered fully and accurately all transactions and other matters relative to the Company’s business as are usually entered into records and books of account maintained by Persons engaged in businesses of a like character. The Company books and records shall be kept in a manner determined by the Member in its sole discretion to be most beneficial for the Company. The fiscal year of the Company (the “Fiscal Year”) shall be the calendar year; provided, however, that the last Fiscal Year of the Company shall end on the date on which the Company is terminated.

18.          Dissolution. The Company shall be dissolved upon the earlier of (a) the election to dissolve the Company by the Member or (b) as otherwise required under the Act.

19.          Distribution of Assets Upon Dissolution. Upon the dissolution of the Company, the assets of the Company shall be distributed to the Company’s creditors and the Member as required by the Act.

20.          Severability of Provisions. Each provision of this Agreement shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

21.          Governing Law. This Agreement shall be governed by, and construed under, the law of the State of Delaware (without regard to conflict of laws principles thereof).

22.          Amendments.  This Agreement may not be modified, altered, supplemented or amended except pursuant to a written agreement executed and delivered by the Member.

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IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has caused this Agreement to be executed by its duly authorized representative as of the date above first written.

CIFC CORP.

/s/ Julian Weldon
Name:	Julian Weldon
Title:	Secretary

[CIFC Capital Holdco LLC — Sixth A&R LLC Agreement]